Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "REALBIZ MEDIA GROUP, INC.", FILED IN THIS OFFICE ON THE TWENTY-SIXTH DAY OF FEBRUARY, A.D. 2018, AT 10:47 O`CLOCK A.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE KENT COUNTY RECORDER OF DEEDS.

Jeffrey W. Bullock, Secretary of State

2405411 8100
SR# 20181344084

Authentication: 202216967
Date: 02-26-18

State of Delaware
Secretary of State
Division of Corporations
Delivered 10:47 AM 02/26/2018
FILED 10:47 AM 02/26/2018
SR 20181344084 - File Number 2405411

Certificate of Amendment
of
Certificate of Incorporation
of
RealBiz Media Group, Inc.

Under Section 242 of the Delaware General Corporation Law

RealBiz Media Group, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation") hereby certifies as follows:

FIRST: The Certificate of Incorporation of the Corporation is hereby amended by replacing Article FOURTH in its entirety with the following:

ARTICLE IV

4.01 *Authorized Capital Stock.* The total number of shares of stock the Company is authorized to issue shall be one billion six hundred twenty five million (1,625,000,000) shares. This stock shall be divided into two classes to be designated as "Common Stock" and "Preferred Stock".

4.02 *Common Stock*. The total number of authorized shares of Common Stock shall be one billion five hundred million (1,500,000,000) shares with par value of $0.001 per share.

4.03 *Preferred Stock.* The total number of authorized shares of Preferred Stock shall be one hundred twenty five million (125,000,000) shares with par value of $0.001 per share. The board of directors of the Company is hereby expressly authorized to provide, out of the unissued shares of Preferred Stock, for one or more series of preferred stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the voting powers, if any, of the shares of such series, and the preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series. The powers, preferences and relative, participating, optional and other special rights of each series of preferred stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.

SECOND: The foregoing amendment has been duly adopted in accordance with the provisions of Section 242 of the General Corporation law of the State of Delaware by the vote of a majority of each class of outstanding stock of the Corporation entitled to vote thereon.

IN WITNESS WHEREOF, I have signed this Certificate this 26th day of February, 2018

Anshu Bhatnagar, CEO